Exhibit 99.1

RNS: VAALCO COMPLETES ACQUIRING 3-D SEISMIC

VAALCO ANNOUNCES COMPLETION OF 3-D SEISMIC SURVEY DATA ACQUISITION OVER ENTIRE ETAME MARIN BLOCK

HOUSTON – December 7, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced that the acquisition of three dimensional (“3-D”) seismic data at the Etame Marin block offshore Gabon has been completed.

Highlights

•

Completed the acquisition of nearly 1,000 square kilometers of new dual-azimuth proprietary 3-D seismic data over the entire Etame Marin block which will be used to optimize and de-risk future drilling locations and potentially identify new drilling locations;

•	Enhances sub-surface imaging by merging legacy data with newly acquired seismic allowing for the first continuous 3-D seismic over the entire block;
•

Estimates the total costs of both the acquisition and processing of seismic data to be approximately $14 to $16 million gross over the period from Q4 2020 through Q4 2021 and VAALCO expects to fully fund its portion with cash on hand and cash from operations;

•	Processing of the seismic data expected to begin in January 2021 with all data expected to be fully processed and analyzed by Q4 2021; and
•	Planning for the commencement of the next drilling campaign at Etame in late 2021 or early 2022.

Cary Bounds, Chief Executive Officer, commented, “We are very pleased to have completed the acquisition of our new proprietary 3-D seismic survey over our entire Etame Marin Block.  We will now proceed with the processing and analysis of the data that has been collected.  Over the past 20 years, we have capitalized on the significant resource potential at Etame by increasing the ultimate recovery from the initial estimate of 30 million gross barrels of oil to 147 million gross barrels of oil on a 2P basis.  Looking ahead, our new 3-D seismic survey is a vital tool in helping us unlock the remaining 116 million gross barrels of oil reserves and resources identified on the license.  The new seismic data will help us to optimize every location that we plan to drill and potentially identify new locations to add to our drillable inventory.  Additionally, our recent announcement of the acquisition of Sasol’s interest at Etame combined with the new 3-D seismic survey underscore our confidence in the long-term potential at Etame.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 33.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 118 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the failure of the transaction to close, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.